Exhibit 99.1

AITX’s RAD Celebrates Surpassing Major Milestone of 1,000 Devices Deployed and Awaiting Deployment

Once a Disruptor, Now a Mainstream Provider to the Security Industry

Detroit, Michigan, November 7, 2024 — Robotic Assistance Devices, Inc. (RAD), a wholly owned subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, proudly announces that it has surpassed the significant milestone of 1,000 deployed and contracted security devices as of late October. This achievement underscores RAD’s evolution from a disruptor to a mainstream solution provider within the security industry.

RAD’s expansive growth in deployments and client partnerships reflects the security industry’s shift toward autonomous security technologies designed to provide affordable, intelligent alternatives to traditional security measures, including manned security guards. This milestone solidifies RAD’s position as an essential player in AI-driven security solutions, empowering clients with reliable, cost-effective security technologies.

“Reaching this 1,000-device milestone validates RAD’s role in transforming the security landscape,” said Steve Reinharz, CEO/CTO of AITX and RAD. “Our clients are choosing RAD to address their most pressing security needs with efficiency and impact.”

Since its founding, RAD has expanded its product offerings and channel partner network to meet escalating demand. The Company’s innovative devices, such as RIO™, ROSA™ and AVA™ have been widely adopted across diverse industries, helping organizations enhance security coverage while reducing reliance on costly human guards.

“We’re witnessing a true groundswell in the security industry as organizations move away from traditional, costly solutions, toward intelligent, autonomous alternatives,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “I’m excited to see what the future holds as we continue to innovate and redefine what smart, affordable security and safety looks like.”

On October 8, 2024, RAD announced that it was nearing the 1,000-device milestone, signaling its rapid growth and expanding industry presence. Now, with that milestone achieved during the month of October, the Company continues to solidify its position as a transformative force in the security landscape.

A RAD unit is defined by the deployment of a single device, such as a ROSA or AVA™, each counted as one unit. Similarly, a RIO 180 is recognized as one unit. However, in the case of the RIO 360, which includes two ROSA devices, it is counted as two units. ROSS™ deployments, some of which control up to 50 cameras, are not included in these counts.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz